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                       EXTENSION AND MODIFICATION OF LEASE
                       -----------------------------------

            AGREEMENT made as of this ______ day of September, 1995.

                              W I T N E S S E T H:

               WHEREAS by lease ("Lease") dated as of June 9, 1982, REBAK REALTY CO. ("Landlord"), having an office at 250 West 57th Street, Suite 1714, New York, New York 10107, did lease to MEB EMPORIUM CORP. ("Tenant") premises as described in such Lease ("Demised Premises").

               WHEREAS Landlord and Tenant desire to extend and modify such Lease, it is hereby agreed as follows:

               1)  The term of the Lease shall be extended to November 30, 2008.

               2) Commencing with January 1, 1996 Paragraph 40 of such Lease shall be deemed deleted and in lieu of the rent payable therein Tenant shall pay the following fixed minimum rent ("Fixed Minimum Rent") as same may be increased pursuant to Paragraph 3 below:

               a) The sum of $300,000.00 per annum for the period from January 1, 1996 to December 31, 1996 ($25,000.00 per month);

               b) The sum of $306,000.00 per annum for the period from January 1, 1997 to December 31, 1997 ($25,500.00 per month);

               c) The sum of $312,120.00 per annum for the period from January 1, 1998 to December 31, 1998 ($26,010.00 per month);

               d) The sum of $318,362.40 per annum for the period from January 1, 1999 to December 31, 1999 ($26,530.20 per month);

               e) The sum of $324,729.65 per annum for the period from January 1, 2000 to December 31, 2000 ($27,060.80 per month);

               f) The sum of $331,224.19 per annum for the period from January 1, 2001 to December 31, 2001 ($27,602.02 per month);


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               g)  The sum of $337,848.72  per annum for the period from January
1, 2002 to December 31,2002 ($28,154.07 per month);

               h) The sum of $344,605.82 per annum for the period from January 1, 2003 to December 31, 2003 ($28,717.15 per month);

               i) The sum of $351,497.92 per annum for the period from January 1, 2004 to December 31,2004 ($29,291.49 per month);

               j) The sum of $358,527.84 per annum for the period from January 1, 2005 to December 31, 2005 ($29,877.32 per month);

               k) The sum of $365,698.40 per annum for the period from January 1, 2006 to December 31, 2006 ($30,474.87 per month);

               l) The sum of $373,012.41 per annum for the period from January 1, 2007 to December 31, 2007 ($31,084.37 per month);

               m) The sum of $380,472.69 per annum for the period from January 1, 2008 to November 30, 2008 ($31,706.06 per month).

               3) The Fixed Minimum Rent shall be a minimum as against percentage rent ("Percentage Rent") equal to eight (8%) percent of gross sales ("Gross Sales") of Tenant for the calendar year up to $4,000,000 in sales, and nine (9%) percent of gross sales above $4,000,000. During the last year of the term, such percentage rent will be prorated.

               a) The term Gross Sales as used herein is hereby defined to mean, except as specifically excluded below, receipts from sales of food, liquor, and all other items from business conducted upon the Demised Premises by Tenant and/or any agents, licensees, or sublessees and whether such sales be evidenced by check, credit, script or barter certificate, charge account, or cash. If any one or more departments or other divisions of Tenant's business in the Demised Premises shall be sublet by Tenant or conducted by any person, firm or corporation other than Tenant, then there shall be included in Gross Sales for the purpose of determining



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the Rent payable  hereunder all the Gross Sales of such departments or divisions made in the Demised Premises in the same manner and with the same effect as if the business or sales of such departments and divisions of Tenant's business had been conducted by Tenant itself. Each charge or sale upon installment or credit shall be treated as a sale in the month during which such charge or sale shall be made, irrespective of the time when Tenant shall receive payment (whether full or partial) therefor.

               Notwithstanding anything herein to the contrary, in computing Gross Sales, the following shall be omitted:

               (i) the amount of any sales, use or gross receipt taxes, cabaret, amusement, excise or other similar tax or use taxes paid by Tenant's customers at the time of sale and imposed by any federal, state, municipal or other governmental authority;

               (ii) all sums and credits received in settlement of claims for loss or damage to merchandise; (iii) gratuities paid by customers to waiters or other employees.

               Anything to the contrary hereinabove notwithstanding with regard to any income received from any juke box at the premises, or cigarette machines at the premises, if such installations are operated by Tenant, the gross sales for purpose of this Agreement shall be 10% of the net profits from the operation of such installations, without giving Tenant credit for cost of installation thereof. Should any of such equipment be operated by an outside operator, the income received for purpose of this paragraph shall be the actual net income received from such operator.

               b) Tenant shall keep its records on a fiscal year basis ending on the Saturday closest to September 30th. Within one hundred twenty (120) days after the end of each fiscal year, the Tenant shall cause to be delivered to Landlord a statement certified by an officer of Ark Restaurant Corp., which shall set forth the Gross Sales (as defined herein) from the operation of the Demised Premises for such calendar year. Such certification shall further state that this is the same statement submitted to and accepted by Ark's auditors in connection with the preparation of Ark's certified statement. So long as Tenant is controlled by Ark Restaurant Corp., such accountant shall be the one regularly certifying the records of Ark Restaurant Corp. In addition to all other remedies of Landlord, failure to deliver such statement within



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the period as  required  above shall be deemed a  substantial  default by Tenant under the Lease. If such report shall disclose that overage rent is due for such preceding fiscal year, Tenant shall pay such overage rent together with such report. After the first fiscal year and during each fiscal year thereafter commencing with February 1 of the second fiscal year and February 1 of each subsequent fiscal year Tenant shall pay as Additional Rent on account of such years overage percentage of 1/12th of the annualized percentage rent of the prior fiscal year. Upon the rendering of the certified statement for such year, there shall be an adjustment by way of immediate payment of any additional sums due for such year or credit for any overpayment made on account.

               c) Tenant, with respect to business done on the Demised Premises, shall keep or make available at the Demised Premises or office of parent, for a period of three (3) years following the end of each Lease Year true and accurate records and accounts which shall show all sales made and all gross receipts from the business done upon and within the Demised Premises. Tenant shall provide Landlord with copies of any Tenant's auditor's reports, statements, trial balances or the like which relate to Tenant's sales in the Demised Premises. The same shall be retained by Tenant for a period of three years after the date of Tenant's receipt of such documents to the extent the same have been prepared by and for Tenant. The Tenant covenants that accurate cash registers or other commonly accepted method of recording sales will be installed and kept, or cause to be installed and kept, by the Tenant within the Demised Premises, which shall show and record each and every sale made upon and within the Demised Premises. Such registers or other method shall show the total of the daily sales of all business done upon and within the said Demised Premises by the Tenant. Such records and accounts of the said business and sales tax returns pertaining thereto shall be made available to Landlord or an accountant representing
Landlord and may be audited at Tenant's office at Ark Restaurant Corp. at all reasonable times upon twenty (20) days prior written notice to Tenant, all at Landlord's expense. If Landlord desires, at its own expense, to audit Tenant's records of accounts it shall do so within one hundred eighty (180) days following its receipt of the Tenant's annual certified statement mentioned in subparagraph (b) of this paragraph. If Landlord does not so audit, then the Tenant's aforementioned annual certified statement shall be deemed to be conclusively



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accepted  by  Landlord  as  being  correct,  and  Landlord  shall  have no right thereafter to question or examine said records of accounts, except as to errors resulting from fraud.

               In the event it is determined by Landlord's audit of said accounts and records that Tenant has understated its Gross Sales, whether intentionally or unintentionally, Tenant will pay the Additional Rent due plus interest on such rental from the date it should have been paid at the rate of three (3) percent over prime of Chemical Bank. If the Gross Sales have been understated by three (3%) percent or more, the cost of such audit, including all reasonable expenses pertaining thereto, shall also be paid by Tenant immediately. Any overpayment revealed by the audit shall be returned to the Tenant. Notwithstanding the foregoing, should Landlord and Tenant disagree as to any alleged discrepancy in rent, then the said accounts and records shall be audited by an independent certified public accounting firm selected by Landlord and Tenant and said firm's audit shall be deemed to be conclusive as between the parties hereto, If the parties are unable to agree upon the independent certified public accounting firm, then each of the parties will name an independent accounting firm and then by lottery determine which of the two independent accounting firms shall be utilized. "Independent" as used in the foregoing sentence shall mean a firm that is not at the time nor has not, within three (3) years prior to such time, been employed directly or indirectly by Landlord or Tenant or their respective auditors. The party not prevailing shall bear the cost of such audit.

               3) Paragraph 61 of the Lease is deemed deleted and the sum of $50,000 shall be deemed deleted from Paragraph 31 and of Paragraph 61 and replaced with the sum of $100,000. In lieu of Paragraph 61 there shall be inserted the following paragraph: Should Tenant not have been declared in default under this lease it may replace the security hereunder with a clean, irrevocable letter of credit in the sum of $100,000.00 drawn on Bank Leumi or a major New York bank which is a member of the New York Regional Clearing House, which letter of credit by its terms shall be automatically annually renewable unless the bank issuing same serves written notice upon the Landlord, c/o Rebak Realty Co., 250 West 57th Street, Suite 1714, New York, New York 10107, or such other agent as to which Landlord notifies bank in writing in accordance with the bank's standard procedure, and its attorney Jack Weprin, Esq., 1501



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Broadway,  New York,  New York  10036,  at least  thirty  (30) days prior to the expiration thereof, that it will not renew same. Should the letter of credit not be replaced within twenty (20) days of its due date, then the beneficiary may present same for payment. The terms of the letter of credit shall merely state that the letter of credit is due and payable upon presentation of a sight draft together with a signed statement by Landlord under the lease for store premises 2150 Broadway, New York, New York, stating that Tenant has defaulted thereunder. Should such letter of credit be presented for payment, the proceeds thereof shall be held by Landlord as if same were security in cash received under this lease and shall be disposed of in such fashion. Tenant may, however, twice during the term of this Lease as modified herein replace such cash with a letter of credit as above.

               Tenant acknowledges that as of the execution of this Amendment there is no security held by Landlord or due to Tenant.

               4) Anything to the contrary in the Lease as amended hereby notwithstanding, Landlord may terminate the Lease at any time commencing with December 1, 2003 ("Date of Termination"), provided Landlord has given Tenant notice not less than six (6) months prior to Date of Termination, by paying to Tenant the sum of $250,000.00, which sum shall be reduced by 1/60th for each month that has transpired from December 31, 2003. Said sum to be placed in escrow with Landlord's attorney four (4) weeks before date required for surrender of possession. It is understood that Tenant shall be required to deliver vacant possession of the premises "broom clean" upon the Date of Termination which shall be deemed the Date of Termination pursuant to the Lease as modified with Tenant's right to return of security subject to Landlord's right to apply such portion of it necessary to cure any unperformed obligations of Tenant. Should Tenant not peaceably and voluntarily deliver such possession on such date, this Lease as amended shall in any event be deemed cancelled and Landlord may use such remedies, at law or equity, which might be necessary to obtain such possession. However, should such possession not have been granted peaceably and voluntarily by Tenant on or before Date of Termination, the aforesaid sum shall cease to be due to Tenant and Landlord shall be under no obligation to pay same to such Tenant.



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               Any  reference  to  cancellation  referred  to in this  paragraph requiring the payment of any sums of money to the Tenant, shall deal only with voluntary cancellation by Landlord. It is understood and agreed of course, that should this Lease as amended be terminated or cancelled by Landlord because of Tenant's failure to perform pursuant to the terms of the Lease as amended, that there shall be no monetary consideration due to Tenant.

               5) Tenant acknowledges that it waives any claim it may have against Landlord with regard to the collapse of the 2nd floor of the building containing the premises being let hereunder or any damages suffered by Tenant, whether to its own property, to the property of other tenants in the building, or as a result of the remedial work undertaken with regard to any part of the building. Tenant further acknowledges that it waives any claim it may have against Landlord as a result of the alleged missing staircase between the 2nd floor and the 1st floor of the building and Tenant acknowledges it is renting the premises "as is" with all conditions as presently exist. It is understood that any reduced size of the premises being let as a result of the alteration to the premises is what has been considered in arriving at the rental referred to in this Agreement. This does not negate any claims which Tenant might have against Avis.

               5) Except for the aforementioned modifications, all of the terms, covenants and conditions of the Lease dated June 9, 1982, including the continuation of 1982/83 as the base tax year, shall remain in full force and effect.

               IN WITNESS WHEREOF, the parties have hereunto executed this Agreement this ____ day of September, 1995.

                                            REBAK REALTY CO.


                                            By:_____________________________


                                            MEB EMPORIUM CORP.


                                            By:_____________________________

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